UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2025

Titan Environmental Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56148	30-0580318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 E. Long Lake Road, Suite 100A Bloomingfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 775-7400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Entry into Binding Letter of Intent

On June 6, 2025, Titan Environmental Services, Inc. (“Titan”) entered into a binding letter of intent (the “LOI”) for the potential acquisition (the “Acquisition”) of Titan by the Windtree Therapeutics, Inc., a publicly traded Delaware corporation which trades on The Nasdaq Capital Market under the symbol “WINT” (“Windtree”). The LOI provides that the Windtree and Titan contemplate negotiating definitive documentation to effect the Acquisition by way of a purchase of all the issued and outstanding securities of Titan.

The proposed terms of the Acquisition, pursuant to the LOI include consideration of $35 million of Windtree’s preferred stock (the “Acquisition Shares”). Windtree will also purchase three notes, pursuant to the LOI, in the principal amounts of $750,000, with respect to the first note, and $500,000 with respect to the second and third notes. The first note will be issued after the signing of the LOI, the second on the 30th day following execution of the LOI, and the third note will be issued on the 60th day following execution of the LOI. The LOI also proposes that Titan will select two members of the Windtree’s board of directors following the Acquisition.

The LOI grants the Company a 60-day exclusivity period (the “Exclusivity Period”) during which Titan may not pursue any transaction as an alternative to the Acquisition. The LOI expires at the end of the Exclusivity Period. Pursuant to the terms of a side letter agreement between Windtree and Titan, in the event that Titan does not complete the Acquisition pursuant to the LOI, Titan will pay Windtree a break-up fee of $8 million.

The foregoing description of the LOI is not complete and are qualified in its entirety by reference to the full text filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

June 5, 2025 Senior Note

On June 5, 2025, the Company’s wholly-owned subsidiary, Standard Waste Services, LLC (“Standard”) was issued a senior note in the principal amount of $6,617,857 (the “Note”), with an original issuance discount of $1,985,357. The Company plans to use the proceeds of the Standard Note, when received, for the repayment of certain outstanding debt and general working capital.

The Note matures on the earlier of (i) January 15, 2026 and (ii) the initial time of the Company’s consummation of the acquisition of all of the issued and outstanding equity of the Company by Windtree. The Note does not accrue interest. If an Event of Default occurs, as defined in the Note, then Windtree may (i) declare all outstanding principal and other sums payable to be immediately due and payable and (ii) exercise any and all of its other rights under applicable law. The Company may prepay the Standard Note but anticipates repayment of the Note through the adjustment of the Acquisition Shares.

The foregoing description of the Note is not complete and are qualified in its entirety by reference to the full text filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document
4.1	Form of Senior Note issued to Standard Waste Services, LLC on June 5, 2025

99.1	Letter of Intent entered into with Windtree Therapeutics, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Titan Environmental Solutions, Inc.

By:	/s/ Glen Miller
Name:	Glen Miller
Title:	Chief Executive Officer

Date: June 12, 2025